EXHIBIT 11.01
MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three and Nine Months Ended September 30, 2005 and 2004
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	September 30
	2005	2004
Earnings from continuing operations	$75,756	$53,431
Earnings from discontinued operations	604	572

Net earnings	$76,360	$54,003

Reconciliation of denominators for basic and diluted earnings per share computations:
Basic weighted average number of common shares	46,349,457	48,216,947
Effect of dilutive employee and director awards	823,372	355,563

Diluted weighted average number of common shares and assumed conversions	47,172,829	48,572,510

Net earnings per common share:
Basic from continuing operations	$1.64	$1.11
Discontinued operations	0.01	0.01

	$1.65	$1.12

Diluted from continuing operations	$1.61	$1.10
Discontinued operations	0.01	0.01

	$1.62	$1.11

EXHIBIT 11.01
MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three and Nine Months Ended September 30, 2005 and 2004
(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended
	September 30
	2005	2004
Earnings from continuing operations	$145,765	$94,615
Loss on discontinued operations	(856)	(2,442)

Net earnings	$144,909	$92,173

Reconciliation of denominators for basic and diluted earnings per share computations:
Basic weighted average number of common shares	46,657,630	48,253,154
Effect of dilutive employee and director awards	701,251	390,358

Diluted weighted average number of common shares and assumed conversions	47,358,881	48,643,512

Net earnings (loss) per common share:
Basic from continuing operations	$3.13	$1.96
Discontinued operations	(0.02)	(0.05)

	$3.11	$1.91

Diluted from continuing operations	$3.08	$1.94
Discontinued operations	(0.02)	(0.05)

	$3.06	$1.89